Exhibit 99.1

May 5, 2008

Eric J. Kufel

330 West Lawrence Road

Phoenix, AZ  85013

Dear Eric:

This letter agreement (“Agreement”) confirms our agreement as to the severance benefits you will receive in connection with your resignation from The Inventure Group, Inc., a Delaware corporation (the “Company”), effective May 19, 2008 (the “Effective Date”).

1.                                      Resignation and Withdrawal of Director Nomination.  You hereby resign from all offices with the Company, effective as of the Effective Date.  You hereby agree not to stand for re-election to the Company’s Board of Directors, and, accordingly, the term of your directorship will expire immediately following the Company’s 2008 annual stockholders meeting scheduled on the Effective Date.

2.                                      Severance Benefits.  In lieu of any and all payments, benefits and amounts to which you are or may be entitled to receive under your February 14, 2006 Executive Employment Agreement, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”), following the Company’s receipt of your signed release in the form attached hereto as Exhibit B (the “Release”) and expiration of the Revocation Period described in paragraph 7 below, the Company will:

(a)                                 continue paying your existing base salary ($35,253.77 per month) during the 9-month period following the Effective Date on the Company’s regular paydays, less applicable withholding (federal taxes, state taxes, FICA, etc.);

(b)                                pay all of the costs of your COBRA coverage during the 9-month period following the Effective Date; and

(c)                                 extend the period following the Effective Date during which you may exercise Company stock options held by you and vested as of the Effective Date from 60 days to 1 year.  You hereby acknowledge and agree that (i) the vested portion of your Company stock options as of the Effective Date is as set forth on the Option Holder Detail attached hereto as Exhibit C (the “Vested Stock Options”), (ii) the Vested Stock Options, your exercise of the Vested Stock Options and the shares issuable upon exercise of the Vested Stock Options shall be governed by the terms and conditions of your Employee Incentive Stock Option Agreements, copies of which are attached hereto as Exhibit D (the “Option Award Agreements”), (iii) the extension of your exercise period will result in the Vested Stock Options being treated as non-qualified stock options and not incentive stock options as currently set forth in the Option Award Agreements, and (iv) other than the Vested Stock Options, you do not hold any equity or property interest in the Company, or any right to acquire such interest.

You acknowledge and agree that you are not entitled to, and the Company will not pay you, any additional sums and benefits going forward, other than as set forth in this paragraph.

3.                                      Transition Consulting and Cooperation.  During the 9-month period following the Effective Date, you agree to make yourself available at the reasonable request of the Company’s Chief Executive Officer without additional consideration.  At all times following the Effective Date, you agree to fully cooperate with the Company in connection with Company matters that legitimately require your assistance, including, without limitation, lawsuits presently pending or hereafter brought against the Company, tax returns, tax or other audits, financial statements, and other finance, legal, and accounting matters.  Such reasonable cooperation will include, without limitation, providing information to the Company when requested and in a prompt and thorough manner, and testifying when reasonably determined necessary by the Company or its legal counsel.  The Company will reimburse you for your reasonable out-of-pocket expenses incurred in connection with such reasonable cooperation upon submission to the Company of appropriate receipts and vouchers.

4.                                      Non-Disparagement.  You agree that you will not disparage or defame the reputation, character, image, or services of the Company or the Released Parties defined in the Release.  You also agree that you will not recommend or suggest to any potential claimants or plaintiffs or any entity or their attorneys or agents that they initiate claims or lawsuits against the Company or the Released Parties, nor will you voluntarily aid, assist, or cooperate with any such claims or lawsuits.  The Company will direct its corporate officers not to disparage or defame your reputation, character, or image.

5.                                      Return of Company Property.  You agree to promptly return to the Company all property that belongs to the Company, including without limitation all equipment, supplies, documents, files, and computer disks, and you agree to remove from any personal computer (including the laptop computer you are retaining) and other electronic devices all data files containing Company information.

6.                                      Employment Agreement and Proprietary Rights Agreement.  You reaffirm your obligations and commitments contained in Sections 11 and 14.1 through 14.7 of the Employment Agreement and your obligations and commitments contained in the Employee Proprietary Rights Agreement attached as an exhibit to the Employment Agreement.  Except for the provisions set forth in the preceding sentence, which remain in full force and effect in accordance with their terms, you and the Company agree that the remaining portions of the Employment Agreement are terminated by mutual agreement and rendered null and void as of the Effective Date.

7.                                      Acknowledgment of Understanding.  In order to receive the payments and benefits described herein, you must execute the Release and the Release must become effective.  If you fail to sign the Release within the period provided in the Release, or if you revoke the Release within the seven (7) day revocation period provided therein (the “Revocation Period”), you will forfeit any right to the payments and benefits described in Section 2.  You may take at least 21 calendar days to decide whether to sign the Release.  You are advised to consult with your own attorney prior to signing this Agreement or the Release.

8.                                      Entire Agreement.  This Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

Please let me know if you have any questions about this Agreement.  If the Agreement is acceptable, please sign below where indicated and return it to me.

Sincerely,

/s/ Larry R. Polhill
Larry R. Polhill
Chairman of the Board

Accepted and Agreed:

/s/ Eric J. Kufel	May 5, 2008
Eric J. Kufel	Date